UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 22, 2013 (May 22, 2013)

Wyndham Worldwide Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
22 Sylvan Way Parsippany, NJ		07054
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 753-6000

                                                         None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 22, 2013, Wyndham Worldwide Corporation entered into a $1.5 billion credit agreement (Credit Agreement) with the lenders party to the Credit Agreement from time to time, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., as administrative agent (Administrative Agent) and The Bank of Nova Scotia, Deutsche Bank Securities Inc., The Royal Bank of Scotland plc, Credit Suisse AG, Cayman Islands Branch, Compass Bank, U.S. Bank National Association and SunTrust Bank, as co-documentation agents. The credit facility matures on July 15, 2018 and replaces our existing $1 billion credit facility. We may request that the revolving credit facility be increased from time to time upon notification to the Administrative Agent. The Credit Agreement provides for up to $350 million of the revolving credit facility to be available for the issuance of letters of credit and up to $100 million of the revolving credit facility to be available for swingline loans.

Under the Credit Agreement we pay a facility fee on the total amount of the facility (whether used or unused) that varies between 0.10% and 0.25% depending on our credit rating. Borrowings under the Credit Agreement bear interest at an annual rate based on either the “eurodollar rate” or the “alternate base rate” in effect plus the “applicable margin.” Borrowings under the Credit Agreement that are based on eurodollar rates are generally based on the rate (adjusted for any statutory reserve requirements) for eurocurrency deposits for one, two, three, six or, subject to the approval of each lender, twelve months, which is the British Bankers Association LIBOR rate as published by Reuters. The alternate base rate of interest is the highest of the Federal Funds Rate plus 1/2 of 1%, the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” and LIBOR plus 1%. The prime rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. The applicable margin for eurodollar rate loans varies between 0.90% and 1.50% depending on our credit rating. The applicable margin for alternate base rate loans is 1.00% less than the applicable margin for eurodollar rate loans then in effect (but not less than 0%).

The Credit Agreement contains customary terms and conditions, including certain financial covenants, including the requirement to maintain a minimum Consolidated Interest Coverage Ratio (Consolidated EBITDA/Consolidated Interest Expense) of at least 2.5x and a maximum Consolidated Leverage Ratio (Consolidated Total Indebtedness/Consolidated EBITDA) of 4.0x or less (provided that the Consolidated Leverage Ratio may be increased for a limited period to 5.0x in connection with a material acquisition). The Credit Agreement also contains negative covenants including covenants restricting our ability to incur liens or additional indebtedness, to sell assets and to merge or consolidate with another entity.

The events of default under the Credit Agreement include but are not limited to the following: failure to pay outstanding principal or interest, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement and such failure is not remedied within 30 days of notice of such failure, a cross-default with other debt in certain circumstances, certain defaults upon obligations under the Employee Retirement Income Security Act, bankruptcy or a change in control. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Agreement.

In connection with the Credit Agreement we also established a $250 million Australian Dollar subfacility under which certain revolving loans made under the Credit Agreement may be denominated in Dollars (which will bear interest as described above) or Australian Dollars (which will bear interest at an annual rate based on BBSY).

Some of the lenders under the Credit Agreement and their affiliates have relationships with us and our subsidiaries involving the provision of financial services including cash management, investment banking, trust and leasing services. In addition, we and some of our subsidiaries have entered into foreign exchange and other hedging arrangements with certain of the lenders and their affiliates.

Effective May 22, 2013, we increased the maximum capacity under our existing commercial paper program from $500 million outstanding at any time to $750 million outstanding at any time.

Item 2.03. Creation of a Direct Financial Obligation.

The information provided in Item 1.01 with respect to the Credit Agreement and our commercial paper program is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION

Date: May 22, 2013	By:	/s/ Nicola Rossi
Nicola Rossi
Chief Accounting Officer